Exhibit 5.1

July 5, 2012

Team Health Holdings, Inc.

265 Brookview Way, Suite 400

Knoxville, Tennessee 37919

Ladies and Gentlemen:

We have acted as counsel to Team Health Holdings, Inc., a Delaware corporation (the “Company”), in connection with the sale by certain selling stockholders of 9,200,000 shares of Common Stock (the “Shares”), which includes shares of Common Stock that have been issued and sold upon the Underwriters’ exercise of their option, pursuant to the Underwriting Agreement dated as of June 29, 2012, entered into by and among the Company, the selling stockholders named therein and Barclays Capital Inc. and Citigroup Global Markets Inc. (the “Underwriting Agreement”).

We have examined the Registration Statement on Form S-3 (File No. 333-182406) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”); and the Underwriting Agreement. We also have examined the originals, or duplicates, or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the

Team Health Holdings, Inc.	2	July 5, 2012

opinion hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report on Form 8-K, dated the date hereof, filed by the Company and incorporated by reference into the Registration Statement and to the use of our name under the caption “Validity of Common Stock” in the Prospectus included in the Registration Statement.

Very truly yours,

SIMPSON THACHER & BARTLETT LLP